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Exhibit 99.3

PRIMEDIA INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Balance Sheet

        On September 24, 2004, PRIMEDIA Inc. ("PRIMEDIA") announced that it would explore strategic options for its Workplace Learning division (excluding the Interactive Medical Network division) ("PWPL"), and was actively pursuing the sale of PWPL. On March 31, 2005, PRIMEDIA completed the sale of Bankers Training & Consulting Company (BTCC), a division of PWPL, for cash proceeds of $21.3 million to Bank Administration Institute. On April 1, 2005, PRIMEDIA completed the sale of the remaining net assets of PWPL to Trinity Learning Corporation for the assumption of liabilities.

Pro Forma Condensed Consolidated Balance Sheet

        The following unaudited pro forma condensed consolidated balance sheet has been prepared based on the historical consolidated balance sheet of PRIMEDIA after giving effect to the sale of PWPL and the assumptions and adjustments described in the accompanying notes to this unaudited pro forma condensed consolidated balance sheet. The unaudited pro forma condensed consolidated balance sheet gives effect to the divestiture of PWPL by PRIMEDIA as if it had occurred on December 31, 2004. The unaudited pro forma condensed consolidated balance sheet was derived by adjusting the historical consolidated balance sheet of PRIMEDIA for the sale of the assets and liabilities associated with PWPL and the pro forma adjustments described in the notes to the unaudited pro forma condensed consolidated balance sheet.

        The results of operations of PWPL had been classified as a discontinued operation for all periods presented in the audited historical consolidated financial statements and notes thereto included in PRIMEDIA's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 16, 2005, in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As a result, PRIMEDIA has not presented unaudited pro forma condensed statements of consolidated operations in this Current Report on Form 8-K. The unaudited pro forma condensed consolidated balance sheet, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, PRIMEDIA's audited historical consolidated financial statements.

        The unaudited pro forma condensed consolidated balance sheet is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position that would have actually been reported had the divestitures occurred as of December 31, 2004, nor is it necessarily indicative of PRIMEDIA's future consolidated financial position. The unaudited pro forma condensed consolidated balance sheet is based upon estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for the purpose of developing this pro forma information.

PRIMEDIA INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Balance Sheet
(dollars in thousands)

	December 31, 2004
	Historical Consolidated	PWPL	Pro Forma Adjustments		Pro Forma Consolidated
Assets
Current assets:
Cash and cash equivalents	$13,000		$21,306	(a)	$34,306
Accounts receivable, net	179,005				179,005
Inventories	22,696				22,696
Prepaid expenses and other	29,423				29,423
Assets held for sale	40,274	$40,274			—

Total current assets	284,398	40,274	21,306		265,430
Property and equipment, net	79,806				79,806
Other intangible assets, net	242,884				242,884
Goodwill	902,579				902,579
Other non-current assets	49,381				49,381

Total Assets	$1,559,048	$40,274	$21,306		$1,540,080

Liabilities and Shareholders' Deficiency
Current liabilities:
Accounts payable	$84,732				$84,732
Accrued expenses and other	143,112		$1,373	(b)	144,485
Deferred revenues	157,314				157,314
Current maturities of long-term debt	24,919				24,919
Liabilities of businesses held for sale	26,980	$26,980			—

Total current liabilities	437,057	26,980	1,373		411,450
Long-term debt	1,635,964				1,635,964
Shares subject to mandatory redemption	474,559				474,559
Deferred revenues	17,093				17,093
Deferred income taxes	75,172				75,172
Other non-current liabilities	64,023				64,023

Total Liabilities	2,703,868	26,980	1,373		2,678,261

Shareholders' deficiency:
Common stock	2,709				2,709
Additional paid-in capital	2,354,778				2,354,778
Accumulated deficit	(3,426,263)	13,294	13,294 6,639	(c) (b)	(3,419,624)
Accumulated other comprehensive loss	(167)				(167)
Common stock in treasury, at cost	(75,877)				(75,877)

Total shareholders' deficiency	(1,144,820)	13,294	19,933		(1,138,181)

Total Liabilities and Shareholders' Deficiency	$1,559,048	$40,274	$21,306		$1,540,080

See Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

Note 1.    Basis of Pro Forma Presentation

        The pro forma condensed consolidated balance sheet included herein has been prepared pursuant to Article 11 of Regulation S-X of the United States Securities and Exchange Commission.

        The unaudited pro forma condensed consolidated balance sheet of PRIMEDIA has been prepared based on the historical consolidated balance sheets of PRIMEDIA and PWPL as of December 31, 2004, after giving effect to the adjustments and assumptions described below.

        PRIMEDIA and PWPL employ accounting policies that are in accordance with accounting principles generally accepted in the United States of America. In management's opinion, all material adjustments necessary to present fairly the pro forma financial position of PRIMEDIA have been made.

        The ongoing activity presented in this pro forma condensed consolidated balance sheet represents PRIMEDIA's assets and liabilities that were not divested in the sale of PWPL.

Note 2.    Pro Forma Adjustments

        On March 31, 2005, PRIMEDIA completed the sale of BTCC, a division of PWPL, for cash proceeds of $21.3 million to Bank Administration Institute. On April 1, 2005, PRIMEDIA completed the sale of the remaining net assets of PWPL to Trinity Learning Corporation for the assumption of liabilities.

        The accompanying unaudited pro forma condensed consolidated balance sheet has been prepared as if the divestitures were completed on December 31, 2004 and reflects the following pro forma adjustments:

          (a)   To record the cash proceeds of the sale of BTCC to be used for general corporate purposes.

          (b)   To record the combined pro forma net gain as a result of the divestitures of BTCC and the remaining net assets of PWPL.

Total cash consideration (excluding any adjustment for changes in net working capital)	$21,306
Transaction costs	1,373

Net cash proceeds	19,933
Carrying value of the net assets sold	13,294

Combined pro forma net gain before income tax expense	6,639
Income tax expense	0

Combined pro forma net gain	$6,639

        No income tax expense has been recorded on the divestitures of BTCC and the remaining net assets of PWPL as no current federal, state or local income taxes will be payable as a result of the divestitures and any associated deferred income tax provision would be offset by a corresponding change to PRIMEDIA's valuation allowance.

          (c)   To eliminate PWPL's equity from PRIMEDIA's consolidated shareholders' deficiency as a result of the divestitures.

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PRIMEDIA INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Consolidated Balance Sheet
PRIMEDIA INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Consolidated Balance Sheet (dollars in thousands)